EXHIBIT 3.01(a)

                                 AMENDMENT NO. 1
                           TO THE AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                         MORGAN STANLEY CHARTER WCM L.P.

      This Amendment No. 1 to the amended and restated limited partnership agreement of Morgan Stanley Charter WCM L.P. (the "Partnership"), dated as of April 2, 2007 (the "Partnership Agreement"), by and among Demeter Management Corporation, a Delaware corporation ("Demeter"), as general partner, and each limited partner of the Partnership (the "Limited Partners"), is made on this 31st day of May, 2009; capitalized terms used herein but not otherwise defined shall have the respective meanings assigned them in the Partnership Agreement.

      WHEREAS, Demeter was converted to Demeter Management LLC, a Delaware limited liability company, effective April 30, 2009 (as so converted, the "General Partner");

      WHEREAS, the General Partner desires to modify its net worth requirements pursuant to Section 5 of the Partnership Agreement, and, in accordance with the last paragraph of Section 5, has concluded that the proposed modification will not adversely affect the interests of the Limited Partners, and has received written opinions of counsel for the Partnership as required by that paragraph; and

      WHEREAS, pursuant to Section 15(a) of the Partnership Agreement, the General Partner may amend the Partnership Agreement without the consent of any Limited Partner to make any amendment that is not adverse to the Limited Partners, and to reflect any modification to the net worth requirements applicable to the General Partner and any other general partner, as contemplated by Section 5 of the Partnership Agreement;

      NOW, THEREFORE, the undersigned, in its capacity as General Partner of the Partnership, hereby amends the Partnership Agreement as follows:

      1. The first sentence of Section 5 is amended to read as follows:

            "The General Partner agrees that at all times, as long as it remains a general partner of the Partnership, it shall maintain its net worth in an amount not less than 5% of the total contributions to the Partnership by all Partners and to any other limited partnership for which it acts as a general partner by all such partnership's partners; provided, however, that in no event shall the General Partner's net worth be less than $50,000, nor shall it be required to maintain a net worth in excess of $1,000,000."

      2. All references in the Partnership Agreement to "Demeter Management Corporation, a Delaware corporation" are amended to read "Demeter Management LLC, a Delaware limited liability company."

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      IN WITNESS WHEREOF, the General Partner has caused the foregoing instrument to be executed as of the day and the year first above written.


                                        GENERAL PARTNER:
                                        DEMETER MANAGEMENT LLC


                                        By: /s/ Walter J. Davis
                                            ------------------------------------
                                            Walter J. Davis
                                            President



                                        LIMITED PARTNERS:
                                        By: DEMETER MANAGEMENT LLC,
                                            General Partner, as Authorized Agent
                                            and Attorney-in-Fact for each
                                            Limited Partner


                                        By: /s/ Walter J. Davis
                                            ------------------------------------
                                            Walter J. Davis
                                            President